Exhibit 99.1

RCI Steps Up Implementation of Its Capital Allocation Strategy

HOUSTON, TX—October 14, 2016—To further its Capital Allocation Strategy, RCI Hospitality Holdings, Inc. (Nasdaq: RICK) last night announced actions to increase returns on its portfolio of clubs, restaurants and other businesses, in order to enhance the growth of revenues, margins and free cash flow.

In a conference call presentation with investors, RCI said it has implemented the following steps in 4Q16, which ended September 30, 2016:

•	Sold two clubs, one that was unprofitable and one just over breakeven.
•	Decided to move and reformat two clubs to increase revenues and margins.
•	Closed the only Bombshells restaurant that was not profitable.
•	Initiated plans for two new Bombshells, using bank financing to increase return potential.
•	Sold the majority of its interest in the US distribution of Robust energy drink.
•	Refinanced $14.2 million at lower average rates, moving all non-realty balloon payments to 2021.
•	And since June 30, 2016, RCI has paid off the last convertible debentures that had warrants, eliminating the potential share dilution.

RCI also announced continued share repurchases in 4Q16 and the settlement of the last of the most serious cases remaining from the insolvency of its prior insurer.

Some of the actions are expected to result in gains and some in non-cash charges when RCI announces its final 4Q16 results, which are expected to be reported December 14, 2016.

CEO Comment

Eric Langan, President and CEO, explained, “A year ago we formally launched our Capital Allocation Strategy. As part of that strategy, we calculated the risk free return of using our free cash flow to repurchase our own shares.

“We also began using this yield as a baseline to guide our investment decisions. Since then, we have evolved this strategy into a philosophy that we are applying to all of our assets, including existing properties and businesses.

“This led to the actions we announced last night. The results should be materially beneficial going forward.”

Sold Two Clubs

Cabaret North of Fort Worth, TX, was sold for $4.5 million, which is expected to generate a $300,000 gain. The unit lost approximately $200,000 in FY16 due to nearby freeway construction blocking traffic, with little resolution expected in the near term.

Separately, Rick’s Cabaret Indianapolis was sold for $1.8 million, which is expected to yield a $300,000 deferred gain. The unit performed slightly better than break even in FY16 and was too far from other units to be managed effectively.

Move & Reformat Two Clubs

RCI is moving Club Onyx Dallas into the smaller Club Dulce location a half mile away. This will result in better space utilization than its previous site which should expand operating margins in FY17.

In turn, RCI is converting the former Club Onyx Dallas location into a Foxy’s Cabaret. With 28,000 square feet, this will create the largest BYOB club in Texas. The Foxy’s concept has proved highly profitable in Austin.

Closed Bombshells in Webster

RCI closed its Bombshells unit in Webster, TX, just outside of Houston. The company’s smallest unit, Webster was located at a “B” destination location and opened in 2014. Since then, RCI has demonstrated with its four other Bombshells that “A” locations near highways, shopping areas and other restaurants perform much better.

The company anticipates a non-cash write off of leasehold improvements in 4Q16, elimination of Webster’s $400,000 annual operating loss, and using the equipment to reduce the cost of new Bombshells locations expected to open in FY17.

New Bombshells

RCI reported that it is about to start construction on a fifth Bombshells, on Highway 290 in Houston. It also has obtained bank financing to acquire the property and build the next two units, on Interstate 10 in Houston and just south of Houston in Pearland, TX.

Bank financing will reduce the cash outlay on these new units, resulting in greater returns than leasing and adapting second generation sites. The first generation sites are also expected to maximize revenues and margins per unit and create showpiece prototypes to enhance franchise sales.

Robust & Insurance

RCI sold the majority of its interest in Robust for a $2.0 million promissory note, which is expected to result in a non-cash loss on sale and impairment charge totaling $2.5 million.

RCI also reported it is down to eight active cases out of an original 62 after its prior insurer declared insolvency. During 4Q16, it settled the most serious of the remaining cases for a total of $1.2 million.

Debt Actions

RCI refinanced a $6.2 million realty balloon due in 2017 with a lower rate $9.0 million loan, enabling the company to convert $2.7 million in equity in the related properties to cash. The company also refinanced an $8.0 million high cost, non-realty balloon due in 2018 at a lower rate with a 15 year amortization and 2021 balloon.

RCI also paid off $1.15 million in convertible debentures, eliminating the last of the outstanding warrants.

4Q16 Share Repurchases

RCI bought back 140,086 shares, at an average price of $10.92, spending approximately $1.5 million, in 4Q16.

This brought the total FY16 share buyback to 747,081, at an average price of $9.79, for a cost of approximately $7.3 million, and reduced shares outstanding by approximately 5% at September 30, 2016 from a year ago.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen clubs and sports bars/restaurants. Clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis, and other cities operate under brand names, such as “Rick's Cabaret,” “XTC,” “Club Onyx,” “Vivid Cabaret,” “Jaguars” and “Tootsie’s Cabaret.” Sports bars/restaurants operate under the brand name “Bombshells.” Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Contacts

Gary Fishman and Steven Anreder at (212) 532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com